UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-A

      FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION
                                12(b) OR 12(g) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


                                 TMEX USA, Inc.
             (Exact name of registrant as specified in its charter)

Nevada                                                                33-0248339
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

  5031 Birch Street, Suite G, Newport Beach, California                    92660
(Address of principal executive offices)                              (Zip Code)

                                  949.863.9872
              (Registrant's Telephone Number, Including Area Code)

Securities to be registered under Section 12(b) of the Act:


       Title of Each Class:          Name of Each Exchange on which Registered:

               None                                     None

Securities to be registered under Section 12(g) of the Act:

Common Stock, Par Value $.001
(Title of Class)



If this form relates to the  registration  of a class of securities  pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [_]

If this form relates to the  registration  of a class of securities  pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.[x]

Securities  Act  registration  statement file number to which this form relates:
Not applicable.

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We have filed our annual  report of Form 10-KSB for the year ended  December 31,
1999 concurrently with the filing this Registration Statement on Form 8-A.

Item 1. Description of Registrant's Securities to be Registered.

We are authorized to issue 50,000,000 shares of common stock, $.001 par value, each share of common stock having equal rights and preferences, including voting privileges. We are not authorized to issue shares of preferred stock. As of March 31, 2000, 14,679,437 shares of our $.001 par value common stock were issued and outstanding.

Our shares of $.001 par value common stock constitute equity interests entitling each shareholder to a pro rata share of cash distributions made to shareholders, including dividend payments. The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of our directors or any other matter, with the result that the holders of more than 50% of the shares voted for the election of those directors can elect all of the Directors. The holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors from funds legally available therefor; provided, however, that cash dividends are at the sole discretion of our Board of Directors. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having preference in relation to our common stock. Holders of the shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

Dividend Policy. We have never declared or paid a cash dividend on our capital stock and do not expect to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared in the future will be at the discretion of the Board of Directors and subject to any restrictions that may be imposed by our lenders.


Item 2.      Exhibits
-------      --------
3.1          Articles of Incorporation
              (Charter Document)

3.2          Certificate of Amendment to Articles of Incorporation
             (Charter Document)

3.3          Bylaws

10.1         Employment Agreement with Crofton Cooper
             (material contract)

10.2         Employment Agreement with Cooper Lee
             (material contract)

10.3         Employment Agreement with Cecil Zeringue
             (material contract)

10.4         Employment Agreement with Michael Garone
             (material contract)

10.5         Indemnification Agreement with Crofton Cooper
             (material contract)

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

10.6         Indemnification Agreement with Cooper Lee
             (material contract)

10.7         Indemnification Agreement with Cecil Zeringue
             (material contract)

10.8         Stock Option Plan

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


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned in the City of Newport Beach, California, on April 12, 2000.

                                                TMEX USA, Inc.,
                                                a Nevada corporation


                                                By: /s/ COOPER LEE
                                                    ----------------------------
                                                        Cooper Lee
                                                Its:    President


In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

TMEX USA, Inc.


/s/ CROFTON COOPER                          April 12, 2000
----------------------------------------
Crofton Cooper, Chief Executive
Officer, Secretary, Treasurer, Director


/s/ CECIL ZERINGUE                          April 12, 2000
----------------------------------------
Cecil Zeringue, Vice President, Director


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